Exhibit 99.1
Dana Holding Corporation Announces Public Offering of Common Stock
TOLEDO, Ohio — September 21, 2009 — Dana Holding Corporation (NYSE: DAN) today announced that it has initiated an underwritten, registered public offering of 27 million shares of its common stock. In conjunction with the offering, Dana intends to grant the underwriters a 30-day option to purchase up to 4 million additional shares. Goldman, Sachs & Co. is serving as the sole book-runner, with Citi and J.P. Morgan as co-managers for the offering.
The company intends to use the net proceeds from the offering for general corporate purposes including flexibility for future expansion and restructuring of operations. Additionally, in accordance with the terms of its credit agreement, the company will use approximately 50 percent of the proceeds to repay debt.
The shares will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on its Web site: www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus related to this offering may be obtained from Goldman, Sachs, & Co. via telephone at: (866) 471-2526; via facsimile at: (212) 902-9316; via e-mail at: prospectus-ny@ny.email.gs.com; or via standard mail at Goldman, Sachs, & Co., Prospectus Department, 85 Broad Street, New York, N.Y. 10004.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.
Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2008 sales of $8.1 billion.
Media Contact
Chuck Hartlage:       419.887.5123
Investor Contact
Lillian Etzkorn:       419.887.5160
# # #

2